Exhibit 99.1

February 6, 2019

Echo Global Logistics Reports Record 2018 Revenue, Up 25.6% Year over Year
CHICAGO, Feb. 06, 2019 (GLOBE NEWSWIRE) -- Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation management services, today reported financial results for the quarter and full year ended December 31, 2018.
"This quarter capped a fantastic year for Echo with records in revenue, volume and profitability. In a fast changing freight environment, we demonstrated the flexibility of our model and the ability to gain operating leverage while bringing great value to our shippers and carriers," said Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer at Echo. "As we enter 2019, we will continue to invest in our technology and people to drive operational efficiencies and bring high service levels to shippers and carriers."

Fourth Quarter 2018 Highlights

•	Revenue increased 6.4% to $583.0 million from the fourth quarter of 2017

•	Truckload (includes Partial TL) ("TL") revenue increased 4.3% and less than truckload ("LTL") revenue increased 16.4% from the fourth quarter of 2017

•	Transactional revenue increased 3.7% to $449.3 million and Managed Transportation revenue increased 16.7% to $133.6 million from the fourth quarter of 2017

•	Net revenue(1) increased 6.4% to $102.4 million from the fourth quarter of 2017

•
Net income was $6.9 million in the fourth quarter of 2018, compared to $13.3 million in the fourth quarter of 2017, which included an $8.9 million income tax benefit resulting from the Tax Cuts and Jobs Act ("TCJA")

•	Fully diluted EPS decreased to $0.25 in the fourth quarter of 2018; non-GAAP fully diluted EPS(1) increased to $0.47 in the fourth quarter of 2018

•	Adjusted EBITDA(1) grew 21.8% to $25.6 million, compared to $21.0 million in the fourth quarter of 2017

Full Year 2018 Highlights

•	Revenue increased 25.6% to $2.44 billion from 2017

•	TL revenue increased 27.5% and LTL revenue increased 22.6% from 2017

•	Transactional revenue increased 24.5% to $1.92 billion and Managed Transportation revenue increased 29.6% to $524.1 million from 2017

•	Net revenue(1) increased 24.0% to $420.4 million from 2017

•	Net income increased 127.5% to $28.7 million from 2017

•	Fully diluted EPS increased to $1.03 in 2018; non-GAAP fully diluted EPS(1) increased to $1.88 in 2018

•	Adjusted EBITDA(1) grew 62.1 % to $100.2 million, compared to $61.8 million in 2017
_______________________________
(1) Represents a non-GAAP financial measure. For the definition and a discussion of each non-GAAP financial measure contained in this release, see "Non-GAAP Financial Measures." For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see the "Reconciliation of Non-GAAP Financial Measures" section of this Press Release.

Exhibit 99.1

Summarized financial results and select operating metrics follow:

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% change	2018	2017	% change
Dollars in millions, except per share data	(unaudited)			(unaudited)
Transactional revenue	$449.3	$433.2	3.7%	$1,915.6	$1,538.8	24.5%
Managed Transportation revenue	133.6	114.5	16.7%	524.1	404.3	29.6%
Revenue	583.0	547.7	6.4%	2,439.7	1,943.1	25.6%

Transportation costs	480.5	451.5	6.4%	2,019.3	1,604.0	25.9%
Net revenue (1)	102.4	96.2	6.4%	420.4	339.0	24.0%

Commission expense	31.1	29.5	5.3%	126.8	103.1	23.0%
Change in contingent consideration	0.3	0.4	(35.2)%	0.4	1.0	(58.6)%
Acquisition-related transaction costs	0.0	—	100.0%	0.3	—	100.0%
Stock compensation expense	2.2	1.9	15.2%	9.3	9.0	3.0%
Other selling, general and administrative	45.7	45.7	0.1%	193.4	174.1	11.0%
Selling, general and administrative expense	79.3	77.5	2.3%	330.2	287.2	14.9%

Depreciation	6.2	5.1	22.8%	23.6	18.5	27.8%
Amortization	3.3	3.5	(7.6)%	13.0	14.2	(8.6)%
Depreciation and amortization	9.5	8.6	10.3%	36.6	32.7	11.9%

Income from operations	13.7	10.1	35.0%	53.6	19.1	180.7%

Cash interest expense	1.5	1.7	(9.0)%	6.5	6.7	(3.0)%
Non-cash interest expense	2.7	2.1	31.8%	9.1	8.1	12.5%
Interest expense, net	4.3	3.8	13.4%	15.5	14.7	5.5%
Income before provision for income taxes	9.4	6.4	47.7%	38.0	4.3	774.1%
Income tax (expense) benefit	(2.5)	7.0	NM	(9.3)	8.3	NM
Net income	$6.9	$13.3	(48.0)%	$28.7	$12.6	127.5%

Fully diluted EPS	$0.25	$0.48	(48.5)%	$1.03	$0.45	128.4%
Diluted shares	27.9	27.6		27.9	28.0
Note: Amounts may not foot due to rounding.
(1)See the "Reconciliation of Non-GAAP Financial Measures" and "Non-GAAP Financial Measures" sections of this Press Release.

Exhibit 99.1

	Three Months Ended December 31,				Year Ended December 31,
Reconciliation of Non-GAAP Financial Measures	2018	2017	% change		2018	2017	% change
Dollars in millions, except per share data	(unaudited)				(unaudited)
Revenue	$583.0	$547.7	6.4%		$2,439.7	$1,943.1	25.6%
Transportation costs	480.5	451.5	6.4%		2,019.3	1,604.0	25.9%
Net revenue (1)	$102.4	$96.2	6.4%		$420.4	$339.0	24.0%

Net income	$6.9	$13.3	(48.0)%		$28.7	$12.6	127.5%
Depreciation	6.2	5.1	22.8%		23.6	18.5	27.8%
Amortization	3.3	3.5	(7.6)%		13.0	14.2	(8.6)%
Non-cash interest expense	2.7	2.1	31.8%		9.1	8.1	12.5%
Cash interest expense	1.5	1.7	(9.0)%		6.5	6.7	(3.0)%
Remeasurement of net deferred tax liability resulting from the TCJA	—	(8.9)	(100.0)%		—	(8.9)	(100.0)%
Income tax expense	2.5	2.0	25.8%		9.3	0.7	1,284.9%
EBITDA (1)	$23.1	$18.7	23.6%		$90.2	$51.8	74.1%
Acquisition-related transaction costs	0.0	—	100.0%		0.3	—	100.0%
Change in contingent consideration	0.3	0.4	(35.2)%		0.4	1.0	(58.6)%
Stock compensation expense	2.2	1.9	15.2%		9.3	9.0	3.0%
Adjusted EBITDA (1)	$25.6	$21.0	21.8%		$100.2	$61.8	62.1%

Fully diluted EPS	$0.25	$0.48	(48.5)%		$1.03	$0.45	128.4%
Change in contingent consideration	0.01	0.01	(35.7)%		0.01	0.04	(58.5)%
Amortization	0.12	0.13	(8.4)%		0.47	0.51	(8.3)%
Acquisition-related transaction costs	0.00	—	100.0%		0.01	—	100.0%
Non-cash interest expense	0.10	0.07	30.6%		0.33	0.29	13.0%
Stock compensation expense	0.08	0.07	14.2%		0.33	0.32	3.3%
Remeasurement of net deferred tax liability resulting from the TCJA	—	(0.32)	(100.0)%		—	(0.32)	(100.0)%
Tax effect of adjustments	(0.08)	(0.12)	31.9%		(0.30)	(0.43)	30.4%
Non-GAAP fully diluted EPS (1)	$0.47	$0.33	43.3%		$1.88	$0.86	119.2%

Operating Metrics
Net revenue margin	17.6%	17.6%	0	bps	17.2%	17.4%	(22)	bps
Total employees	2,595	2,453	5.8%		2,595	2,453	5.8%
Sales employees and agents	1,716	1,641	4.6%		1,716	1,641	4.6%
Truckload (TL) revenue %	68.0%	69.4%	(136)	bps	69.1%	68.1%	107	bps
Less than truckload (LTL) revenue %	28.2%	25.8%	241	bps	26.2%	26.8%	(62)	bps
Note: Amounts may not foot due to rounding.
(1) See the "Non-GAAP Financial Measures" section of this Press Release for the definition and a discussion of each Non-GAAP financial measure.

2019 Full Year and First Quarter Guidance
"We expect full year 2019 revenue to be in the range of $2.35 billion to $2.55 billion," said Kyle Sauers, Chief Financial Officer of Echo. "We also expect first quarter revenue to be between $530 million and $570 million."

Exhibit 99.1

Conference Call
A conference call, with accompanying presentation slides, will be broadcast live on February 6, 2019 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer; Dave Menzel, President and Chief Operating Officer; and Kyle Sauers, Chief Financial Officer, will host the call. To participate in the call, dial 877-303-6235 (toll free) or 631-291-4837 (toll) and reference "Echo Global Logistics." To listen to a live webcast of the call, visit the Echo website at http://ir.echo.com. A replay of the webcast will be available for one year following the live webcast in the Investor Relations section of the Echo website. To listen to an audio replay, call 855-859-2056 (toll free) or 404-537-3406 (toll) and enter conference ID 5155959. The audio replay will be available through February 13, 2019.

Non-GAAP Financial Measures
This release includes the following financial measures defined as "Non-GAAP financial measures" by the Securities and Exchange Commission (the "SEC"): Net revenue, EBITDA, Adjusted EBITDA and Non-GAAP fully diluted EPS. Net revenue is calculated as revenue less transportation costs. EBITDA is defined as net income excluding the effects of changes in depreciation, amortization, cash and non-cash interest expense, interest income, remeasurement of the net deferred tax liability resulting from the TCJA and income taxes. Adjusted EBITDA is defined as EBITDA (as previously defined) excluding the effects of acquisition-related transaction costs, changes in contingent consideration and stock compensation. Non-GAAP fully diluted EPS is defined as fully diluted EPS excluding changes in contingent consideration, amortization, acquisition-related transaction costs, non-cash interest expense, stock compensation expense, remeasurement of the net deferred tax liability resulting from the TCJA and the tax effect of these adjustments. We believe such measures provide useful information to investors because they provide information about the financial performance of the Company's ongoing business.
Net revenue, EBITDA, Adjusted EBITDA and Non-GAAP fully diluted EPS are used by management in its financial and operational decision-making and evaluation of overall operating performance. These measures may be different from similar measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see "Reconciliation of Non-GAAP Financial Measures" included in this release.

Forward-Looking Statements
All statements made in this release, other than statements of historical fact, are or may be deemed to be forward-looking statements. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. These statements are based on current plans and expectations of Echo Global Logistics and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. Information concerning these risks, uncertainties and other factors is contained under the headings "Risk Factors" and "Forward-Looking Statements" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2017, and other filings with the SEC.

Exhibit 99.1

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
In thousands, except per share data	(unaudited)		(unaudited)
Revenue	$582,978	$547,718	$2,439,701	$1,943,086

Costs and expenses:
Transportation costs	480,546	451,489	2,019,337	1,604,046
Selling, general and administrative expenses	79,289	77,508	330,160	287,227
Depreciation and amortization	9,470	8,589	36,638	32,728
Income from operations	13,673	10,132	53,566	19,085
Interest expense, net	(4,262)	(3,760)	(15,546)	(14,736)
Income before provision for income taxes	9,411	6,372	38,020	4,350
Income tax (expense) benefit	(2,475)	6,977	(9,296)	8,273
Net income	$6,935	$13,349	$28,723	$12,623

Basic EPS	$0.25	$0.49	$1.04	$0.46
Diluted EPS	$0.25	$0.48	$1.03	$0.45
Note: Amounts may not foot due to rounding.

Echo Global Logistics, Inc.
Condensed Consolidated Balance Sheets

	December 31, 2018	December 31, 2017
In thousands	(unaudited)
Cash and cash equivalents	$40,281	$23,515
Accounts receivable, net of allowance for doubtful accounts	337,426	309,733
Other current assets	16,025	15,053
Total noncurrent assets	484,593	489,778
Total assets	$878,325	$838,079

Accounts payable	$216,280	$193,749
Other current liabilities	50,627	40,579
Convertible notes, net	183,168	210,919
Other noncurrent liabilities	38,319	33,960
Stockholders’ equity	389,932	358,872
Total liabilities and stockholders’ equity	$878,325	$838,079
Note: Amounts may not foot due to rounding.

Exhibit 99.1

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Cash Flows

	Year Ended December 31,
	2018	2017
In thousands	(unaudited)
Net cash provided by operating activities	$94,245	$48,716
Net cash used in investing activities	(31,821)	(20,729)
Net cash used in financing activities	(45,657)	(21,117)
Increase in cash and cash equivalents	16,766	6,869
Cash and cash equivalents, beginning of period	23,515	16,646
Cash and cash equivalents, end of period	$40,281	$23,515
Note: Amounts may not foot due to rounding.

About Echo Global Logistics
Echo Global Logistics, Inc. (NASDAQ: ECHO) is a leading provider of technology-enabled transportation and supply chain management services. Headquartered in Chicago with more than 30 offices around the country, Echo offers freight brokerage and Managed Transportation solutions for all major modes, including truckload, partial truckload, LTL, intermodal and expedited. Echo maintains a proprietary, web-based technology platform that compiles and analyzes data from its network of over 50,000 transportation providers to serve clients across a wide range of industries and simplify the critical tasks involved in transportation management. For more information on Echo Global Logistics, visit: www.echo.com.
ECHO: Earnings
INVESTOR RELATIONS CONTACTS:
Kyle Sauers
Chief Financial Officer
Echo Global Logistics
312-784-7695

Zach Jecklin
VP of Strategy
Echo Global Logistics
312-784-2046

MEDIA CONTACT:
Christopher Clemmensen
SVP of Marketing
Echo Global Logistics
312-784-2132